Aaron's, Inc. Announces Record Fourth Quarter and Year End Results

- Total Revenues Up 9% for Quarter and 10% for Year

- Same Store Revenues Increase 4.6% for Quarter

- GAAP Diluted EPS of $.48 and $2.25 for Year

- Non-GAAP Diluted EPS Up 12% for Quarter and 17% for Year

ATLANTA, Feb. 7, 2013 /PRNewswire/ -- Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced record revenues and earnings for the three and twelve months ended December 31, 2012.

For the fourth quarter of 2012, revenues increased 9% to $568.5 million compared to $522.7 million for the fourth quarter in 2011. Net earnings were $36.6 million versus $30.5 million last year. Diluted earnings per share were $.48 compared to $.40 per share in 2011, up 20%.

For the year ended December 31, 2012, revenues increased 10% to $2.223 billion compared to $2.022 billion in 2011. Net earnings were $173.0 million versus $113.8 million a year ago. Diluted earnings per share were $2.25 for 2012 compared to $1.43 in 2011, a 57% increase.

During the third quarter of 2012, the Company recorded a $10.4 million, or $.08 per diluted share, charge to earnings for costs associated with the retirement of the Company's founder and Chairman of the Board. Additionally, the Company accrued $36.5 million in the second quarter of 2011 related to a lawsuit with a former Aaron's associate. In the first quarter of 2012, the Company settled this lawsuit and reversed into income $35.5 million of this charge. Also, in the fourth quarter of 2011, the Company incurred separation costs of $3.5 million, or $.03 per diluted share, related to the departure of its former Chief Executive Officer.

On a non-GAAP basis, excluding from all periods these charges and reversals, net earnings for the fourth quarter of 2012 would have been $36.6 million compared to $32.7 million for the same period in 2011, and earnings per share assuming dilution would have been $.48 compared to $.43 a year ago, a 12% increase. Additionally, non-GAAP net earnings for the year ended December 31, 2012 would have been $157.4 million compared to $138.6 million a year ago, up 14% over the same period in 2011, and earnings per share assuming dilution would have been $2.04 versus $1.75 last year, a 17% increase.

"We are pleased with the Company's performance for the fourth quarter and year ended 2012, both records in revenues and earnings," said Ronald W. Allen, Chairman, President and Chief Executive Officer of Aaron's. "The results for the year were the best in the Company's history and at the high end of our initial expectations, including a 6.6% increase in store count. Customer growth during the quarter and the year was excellent, as demand remains strong for our high-quality, affordable basic home furnishings."

"During the fourth quarter of 2012, we offered a Black Friday promotion that was extremely successful, giving customers the option of immediate delivery of products with no payments until January," Mr. Allen continued. "We had an excellent response to this promotion and delivered a record number of agreements during the time period. The results far exceeded our expectations and did cause a deferral of more revenue than anticipated until 2013 when customers began paying for the merchandise. Although this revenue was not recognized in 2012, we recorded the expense in the quarter associated with executing the promotion."

"Our HomeSmart weekly rental business, which currently consists of 78 Company-operated stores and one franchised store, grew revenues during the quarter to $14.8 million and for the year to $55.2 million. The division lost approximately $.01 per diluted share in the quarter and $.06 per diluted share for the year as the stores were growing and being developed. As we have previously stated, there are no current plans to open a significant number of additional HomeSmart stores until after the first half of this year. Under new leadership we are making progress with this division and believe that the HomeSmart performance will continue to improve in 2013," Mr. Allen concluded.

Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) increased 4.6% during the fourth quarter of 2012 compared to the fourth quarter of 2011, and customer count on a same store basis was up 7.8%. For Company-operated stores open over two years at the end of December 2012, same store revenues increased 3.1% during the fourth quarter of 2012 compared to the fourth quarter of 2011. The Company had 1,134,000 customers and its franchisees had 604,000 customers at the end of the fourth quarter of 2012, an 11.0% increase in total customers over the number at the end of the fourth quarter a year ago (customers of our franchisees, however, are not customers of Aaron's, Inc.).

During fiscal year 2012, the Company generated approximately $60 million of cash flow from operations and had $130 million of cash on hand at the end of December. The Company reacquired 1,236,689 shares during 2012 and has authorization to purchase an additional 4,044,655 shares.

Division Results

The Aaron's Sales & Lease Ownership division increased its revenues in the fourth quarter of 2012 to $539.8 million, an 8% increase over the $498.7 million in revenues in the fourth quarter of 2011. Sales and lease ownership revenues for fiscal year 2012 increased 8% to $2.089 billion compared to $1.939 billion for the same period a year ago.

Revenues of the HomeSmart division increased in the fourth quarter to $14.8 million, compared to $8.9 million in revenues in the fourth quarter of 2011. HomeSmart revenues for the year ended December 31, 2012 were $55.2 million versus $15.6 million for the same period a year ago.

Components of Revenue

Consolidated lease revenues and fees for the fourth quarter and year ended December 31, 2012 increased 9% and 11%, respectively, over the comparable previous year periods. In addition, franchise royalties and fees increased 7% for the fourth quarter and 5% year to date compared to the same periods in 2011. Non-retail sales, which are primarily sales of merchandise to Aaron's Sales & Lease Ownership franchisees, increased 8% to $126.8 million for the fourth quarter of 2012 from $117.8 million in the comparable period in 2011, and increased 10% to $425.9 million for the year compared to $389.0 million last year. The increases in the Company's franchise royalties and fees and non-retail sales are the result of an increase in revenues of the Company's franchisees, who, collectively, had revenues of $241.9 million during the fourth quarter and $975.6 million during the year ended December 31, 2012, a 7% increase, over both the prior year periods. Same store revenues and customer counts for franchised stores increased 6.5% and 9.6%, respectively, for the fourth quarter compared to the same quarter last year. Revenues and customers of franchisees, however, are not revenues and customers of Aaron's, Inc.

Store Count

During the fourth quarter of 2012, the Company opened 37 Company-operated Aaron's Sales & Lease Ownership stores, 26 franchised stores and two RIMCO stores. The Company also acquired two franchised stores and the accounts of five third-party stores, sold one Company-operated Aaron's Sales and Lease Ownership store to a franchisee, and opened one and closed one Company-operated HomeSmart store. One Company-operated Aaron's Sales & Lease Ownership store was closed during the quarter.

Through the three months and year ended December 31, 2012, the Company awarded area development agreements to open nine and 45 additional franchised stores, respectively. At December 31, 2012, there were area development agreements outstanding for the opening of 180 franchised stores over the next several years.

At December 31, 2012, the Company had 1,227 Company-operated Aaron's Sales & Lease Ownership stores, 742 franchised Aaron's Sales & Lease Ownership stores, 78 Company-operated HomeSmart stores, one franchised HomeSmart store, 19 Company-operated RIMCO stores and six franchised RIMCO stores. The total number of stores open at December 31, 2012 was 2,073.

First Quarter and Full Year 2013 Outlook

The Company is updating its guidance for 2013 and expects to achieve the following:

  First quarter revenues (excluding revenues of franchisees) of approximately $630 million.
  First quarter diluted earnings per share in the range of $.70 to $.74 per share.
  Fiscal year 2013 revenues (excluding revenues of franchisees) of approximately $2.4 billion.
  GAAP fiscal year 2013 diluted earnings per share in the range of $2.25 to $2.41, unchanged from previous guidance.
  EPS guidance does not assume any additional significant repurchases of the Company's Common Stock.
  New store growth of approximately 4% to 6% over the store base at the end of 2012, for the most part an equal mix between Company-operated and franchised stores, and including a small number of HomeSmart stores.  This will be a net store growth after any opportunistic merging or disposition of stores.
  The Company will continue, as warranted, to consolidate or sell stores not meeting performance goals.
  The Company also plans to continue to acquire franchised stores or sell Company-operated stores as opportunities present themselves.

Conference Call

Aaron's will hold a conference call to discuss its quarterly financial results on Thursday, February 7, 2013, at 5:00 pm Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's website, www.aaronsinc.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

Aaron's, Inc., based in Atlanta, currently has more than 2,073 Company-operated and franchised stores in 48 states and Canada. The Company's Woodhaven Furniture Industries division manufactured approximately $95 million, at cost, of furniture and bedding at 14 facilities in seven states in 2012. The production of Woodhaven is for shipment to Aaron's stores.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation, customer privacy, information security, customer demand and other issues, and the other risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Statements in this release that are "forward-looking" include without limitation Aaron's projected revenues, earnings, and store openings for future periods.

Aaron's, Inc. and Subsidiaries Consolidated Statements of Earnings (In thousands, except per share amounts)
	(Unaudited) Three Months Ended December 31,		(Unaudited) Twelve Months Ended December 31,

	2012	2011	2012	2011
Revenues:
Lease Revenues and Fees	$411,827	$376,827	$1,676,391	$1,516,508
Retail Sales	8,336	8,066	38,455	38,557
Non-Retail Sales	126,755	117,806	425,915	388,960
Franchise Royalties and Fees	17,027	15,847	66,655	63,255
Other	4,518	4,159	15,172	15,051
Total	568,463	522,705	2,222,588	2,022,331
Costs and Expenses:
Retail Cost of Sales	4,599	4,581	21,719	22,738
Non-Retail Cost of Sales	116,214	107,027	389,357	353,745
Operating Expenses	242,488	222,597	952,262	868,716
Lawsuit (Income) Expense	-	-	(35,500)	36,500
Retirement/Separation Charges	-	3,532	10,394	3,532
Depreciation of Lease Merchandise	147,300	135,327	604,650	550,732
Total	510,601	473,064	1,942,882	1,835,963

Operating Profit	57,862	49,641	279,706	186,368
Interest Income	833	784	3,541	1,718
Interest Expense	(1,503)	(1,686)	(6,392)	(4,709)
Earnings Before Income Taxes	57,192	48,739	276,855	183,377
Income Taxes	20,560	18,205	103,812	69,610

Net Earnings	$36,632	$30,534	$173,043	$113,767

Earnings Per Share	$.48	$.40	$2.28	$1.46
Earnings Per Share Assuming Dilution	$.48	$.40	$2.25	$1.43
Weighted Average Shares Outstanding	75,556	75,557	75,820	78,101
Weighted Average Shares Outstanding Assuming Dilution	76,402	76,765	76,826	79,339

Selected Balance Sheet Data (In thousands)

	(Unaudited) December 31, 2012	December 31, 2011

Cash and Cash Equivalents	$ 129,534	$ 176,257
Investments	85,861	98,132
Accounts Receivable, Net	74,157	87,471
Lease Merchandise, Net	964,067	862,276
Property, Plant and Equipment, Net	230,598	226,619
Other Assets, Net	333,415	284,394

Total Assets	1,817,632	1,735,149

Senior Notes	125,000	137,000
Accrued Litigation Expense	-	41,720
Total Liabilities	681,506	758,595
Shareholders' Equity	$1,136,126	$ 976,554

Use of Non-GAAP Financial Information

This press release presents the Company's net earnings and diluted earnings per share excluding: a $36.5 million charge recorded in the second quarter of 2011 related to a lawsuit verdict against the Company, and associated legal fees and expenses, and the subsequent reversal into income of $35.5 million of such charge in the first quarter of 2012 related to the settlement of that lawsuit; a $10.4 million charge to earnings in the third quarter of 2012 for costs associated with the retirement of the Company's founder and Chairman of the Board; and a $3.5 million separation charge in the fourth quarter of 2011 related to the departure of the Company's former Chief Executive Officer. These measures are not presented in accordance with generally accepted accounting principles in the United States ("GAAP").

While the lawsuit may not be considered as non-recurring in nature in a strictly accounting sense, management regards the circumstances of this particular lawsuit as infrequent and not arising out of the ordinary course of business. Similarly, while separation or retirement charges do arise, management regards the size of the retirement and separation-related charges for the particular individuals who departed – one, the Company's founder and Chairman of the Board at retirement, and the other, its President and Chief Executive Officer – as uncommon. The adjustments involve matters that are not entirely susceptible to prediction or effective management, and consequently management believes that presentation of net earnings and diluted earnings per share excluding these adjustments is useful because it gives investors supplemental information to evaluate and compare the performance of the Company's underlying core business from period to period. Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share, which are also presented in the press release.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to
Non-GAAP Net Earnings and Earnings Per Share Assuming Dilution Excluding Accrued Lawsuit (Income) Expense, Retirement Charge and Separation Charge
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended December 31,		(Unaudited) Twelve Months Ended December 31,

	2012	2011	2012	2011
Net Earnings	$36,632	$30,534	$173,043	$113,767
Add Back Accrued Lawsuit (Income) Expense, Net of Taxes (1) (2)	-	-	(22,187)	22,645
Add Back Retirement/Separation Charges, Net of Taxes (3) (4)	-	2,191	6,496	2,191
Non-GAAP Net Earnings Excluding Accrued Lawsuit (Income) Expense and Retirement/Separation Charges	$36,632	$32,725	$157,352	$138,603
Earnings Per Share Assuming Dilution	$.48	$.40	$2.25	$1.43
Add Back Accrued Lawsuit (Income) Expense	-	-	(.29)	.29
Add Back Retirement/Separation Charges	-	.03	.08	0.03
Non-GAAP Earnings Per Share Assuming Dilution Excluding All Adjustments	$.48	$.43	$2.04	$1.75
Weighted Average Shares Outstanding Assuming Dilution	76,402	76,765	76,826	79,339

(1)	Net of taxes of $13,313 for the year ended December 31, 2012 calculated using the effective tax rate for the year ended December 31, 2012.
(2)	Net of taxes of $13,855 for the year ended December 31, 2011 calculated using the effective tax rate for the year ended December 31, 2011.
(3)	Net of taxes of $3,898 for the year ended December 31, 2012 calculated using the effective tax rate for the year ended December 31, 2012.
(4)	Net of taxes of $1,341 for the three months and year ended December 31, 2011 calculated using the effective tax rate for the year ended December 31, 2011.

CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer, +1-404-231-0011